                                                                                                                   EXHIBIT 12
CORNERSTONE REALTY INCOME TRUST, INC.
RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DISTRIBUTIONS

                                                                    1995            1996            1997           1998
                                                               --------------------------------------------------------------
Net Income available to common shareholders                      $5,229,715    $(4,169,849)    $19,225,553     $23,225,335
    (before minority interests)
ADD:
         Fixed charges                                              311,824       1,474,643      7,657,173      12,752,799
         Preferred stock distributions                                    -               -              -               -
                                                               --------------------------------------------------------------

Earnings                                                          5,541,539     (2,695,206)     26,882,726      35,978,134

Fixed charges and preferred stock distributions
         Interest on indebtedness                                   248,120       1,336,419      7,348,517      12,315,102
         Amortization of loan costs                                  43,983          91,592        212,802         272,795
         Portion of rents representative of interest factor          19,721          46,632         95,854         164,902
         Capitalized interest                                             -               -              -               -
                                                               --------------------------------------------------------------

Fixed Charges                                                       311,824       1,474,643      7,657,173      12,752,799

Preferred stock distributions                                             -               -              -               -
                                                               --------------------------------------------------------------

Combined fixed charges and preferred distributions                  311,824       1,474,643      7,657,173      12,752,799

Ratio of earnings to combined fixed charges and
   preferred stock distributions                                      17.77       (a)                 3.51            2.82
                                                               ==============================================================
Ratio of earnings to fixed charges                                    17.77       (a)                 3.51            2.82
                                                               ==============================================================
                                                                                  Supplemental
                                                                                    Pro Forma
                                                                                  ------------
                                                                     1999             1999
                                                               -------------------------------
Net Income available to common shareholders                      $17,798,227        $3,218,280
    (before minority interests)
ADD:
         Fixed charges                                            15,523,117        16,696,450
         Preferred stock distributions                            12,323,538        29,634,683
                                                               -------------------------------

Earnings                                                          45,644,882        49,549,413

Fixed charges and preferred stock distributions
         Interest on indebtedness                                 15,039,593        16,212,926
         Amortization of loan costs                                  306,005           306,005
         Portion of rents representative of interest factor          177,519           177,519
         Capitalized interest                                              -                 -
                                                               -------------------------------

Fixed Charges                                                     15,523,117        16,696,450

Preferred stock distributions                                     12,323,538        29,634,683
                                                               -------------------------------

Combined fixed charges and preferred distributions                27,846,655        46,331,133

Ratio of earnings to combined fixed charges and
   preferred stock distributions                                        1.64              1.07
                                                               ===============================
Ratio of earnings to fixed charges                                      2.94              2.97
                                                               ===============================

(a) Earnings for the year ended December 31, 1996 were inadequate to cover fixed charges due to management contract termination expense resulting from the company's conversion to "self-administered" and "self-managed" status. The amount of deficiency was $4,169,849 for the year ended December 31, 1996.

To give effect to the merger with Apple and the operations of property acquisitions made during 1998 and 1999 by Apple and seven property acquisitions made by Cornerstone during 1998. The pro forma data includes the historical results of operations for the periods indicated regardless of when Cornerstone or Apple, as the case may be, acquired such properties. As a result, the pro forma data may not be indicative of results of operations in future periods.